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                                                                      EXHIBIT 11

                        ROCHESTER TELEPHONE CORPORATION
            CONSOLIDATED COMPUTATION OF NET INCOME PER AVERAGE SHARE
                    OF COMMON STOCK ON A FULLY DILUTED BASIS

                                                YEAR ENDED DECEMBER 31,
                                        ---------------------------------------
                                         1993    1992    1991    1990    1989
                                        ------- ------- ------- ------- -------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income applicable to common stock...... $81,533 $68,243 $77,857 $50,743 $82,749
  Add:Interest on convertible deben-
   tures...............................     553     561     562     594     611
                                        ------- ------- ------- ------- -------
                                        $82,086 $68,804 $78,419 $51,337 $83,360
  Less: Increase in related federal
        income taxes...................     194     191     191     202     208
                                        ------- ------- ------- ------- -------
Adjusted income applicable to common
 stock................................. $81,892 $68,613 $78,228 $51,135 $83,152
                                        ======= ======= ======= ======= =======
Average common shares outstanding
 (excluding common stock equivalents)..  33,705  33,319  32,103  29,674  28,966
Adjustments for:
  Convertible debentures...............     251     264     265     338     460
  Stock Options........................      30     --      --      --      --
                                        ------- ------- ------- ------- -------
Adjusted common shares assuming
 conversion of outstanding convertible
 debentures and stock options at the
 beginning of each period(1)...........  33,986  33,583  32,368  30,012  29,426
                                        ======= ======= ======= ======= =======
Net income per average share of common
 stock on a fully diluted basis........ $  2.41 $  2.04 $  2.42 $  1.70 $  2.83
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(1) As set forth in Notes 5, 6 and 7 of the Notes to Consolidated Financial
    Statements.